Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2018 Results

WALTHAM, Mass. (October 24, 2018) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter ended September 29, 2018.

Third Quarter 2018 Highlights

•	Grew revenue 16% to $5.92 billion.

•	Increased GAAP diluted earnings per share (EPS) 31% to $1.75.

•	Increased adjusted EPS 13% to $2.62.

•
Launched a number of new instruments for life sciences and specialty diagnostics, highlighted by the Invitrogen EVOS M5000 cell imaging system, Thermo Scientific Phenom Pharos benchtop scanning electron microscope, Thermo Scientific ISQ EM mass spectrometer, and the Phadia 200 allergy and autoimmune system in Europe.

•	Began major expansion of biologics production facility in St. Louis to meet increasing demand for contract development and manufacturing services in North America.

•
Announced agreement to acquire Advanced Bioprocessing business from Becton Dickinson, which will add complementary cell culture products that expand our bioproduction offering to help customers increase yield during production of biologic drugs.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We were pleased to build on our momentum with another quarter of outstanding revenue and earnings growth,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our team is effectively leveraging our unique customer value proposition and executing well to capitalize on the strength of our global end markets.

“Consistent with our growth strategy, we continued to strengthen our innovation leadership by launching high-impact products across life sciences, clinical and applied markets. Our increasing scale in Asia-Pacific and emerging markets remains a key competitive advantage, and we delivered strong performance in the region, led by China. Last, our pending acquisition of Advanced Bioprocessing will enhance our customer value proposition by adding complementary capabilities to meet increasing demand for biologics.”

Casper added, “With three strong quarters behind us, we’re in a great position to deliver an outstanding year.”

Third Quarter 2018

Revenue for the quarter grew 16% to $5.92 billion in 2018, versus $5.12 billion in 2017. Organic revenue growth was 10%; acquisitions increased revenue by 7% and currency translation decreased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the third quarter increased 31% to $1.75, versus $1.34 in the same quarter last year. GAAP operating income for the third quarter of 2018 grew to $0.91 billion, compared with $0.63 billion in the third quarter of 2017. GAAP operating margin increased to 15.4%, compared with 12.4% in the third quarter of 2017.

Non-GAAP Earnings Results

Adjusted EPS in the third quarter of 2018 increased 13% to $2.62, versus $2.31 in the third quarter of 2017. Adjusted operating income for the third quarter of 2018 grew 12% compared with the year-ago quarter. Adjusted operating margin was 22.1%, compared with 22.9% in the third quarter of 2017.

2018 Guidance Update

Thermo Fisher is raising its 2018 revenue and earnings guidance primarily to reflect strong operational performance, partially offset by less favorable foreign exchange. The company is raising its revenue guidance to a new range of $23.99 to $24.09 billion versus its previous guidance of $23.68 to $23.86 billion, for 15% growth over 2017. The company is also raising its adjusted EPS guidance to a new range of $11.00 to $11.06, versus its previous guidance of $10.89 to $11.01, for 16 to 17% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the third quarter of 2018, Life Sciences Solutions Segment revenue grew 9% to $1.50 billion, compared with revenue of $1.38 billion in the third quarter of 2017. Segment adjusted operating margin increased to 32.9%, versus 32.7% in the 2017 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 12% to $1.33 billion in the third quarter of 2018, compared with revenue of $1.19 billion in the third quarter of 2017. Segment adjusted operating margin increased to 22.0%, versus 21.6% in the 2017 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 6% to $0.89 billion in the third quarter of 2018, compared with revenue of $0.84 billion in the third quarter of 2017. Segment adjusted operating margin was 25.0%, versus 25.9% in the 2017 quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment results reflect the acquisition of Patheon in late August 2017. In the third quarter of 2018, segment revenue grew 28% to $2.47 billion, compared with revenue of $1.93 billion in the third quarter of 2017. Segment adjusted operating margin was 12.1%, versus 12.6% in the 2017 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow from continuing operations, less net capital expenditures, to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. In 2018, based on acquisitions closed through the end of the third quarter of 2018, our adjusted EPS will exclude approximately $3.30 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow from continuing operations, less net capital expenditures, to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 24, 2018, at 8:30 a.m. Eastern time. To listen, dial (844) 579-6824 within the U.S. or (763) 488-9145 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 2, 2018.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $20 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	September 29,	% of	September 30,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$5,920		$5,116
Costs and Operating Expenses:
Cost of revenues (c)	3,181	53.7%	2,685	52.5%
Selling, general and administrative expenses (d)	1,183	20.0%	1,126	22.0%
Amortization of acquisition-related intangible assets	431	7.3%	405	7.9%
Research and development expenses	240	4.1%	217	4.2%
Restructuring and other (income) costs, net (e)	(27)	-0.5%	49	1.0%
	5,008	84.6%	4,482	87.6%
Operating Income	912	15.4%	634	12.4%
Interest Income	41		25
Interest Expense	(162)		(157)
Other Income (Expense), Net (f)	19		(22)
Income Before Income Taxes	810		480
(Provision for) Benefit from Income Taxes (g)	(101)		54
Net Income	$709	12.0%	$534	10.4%

Earnings per Share:
Basic	$1.76		$1.35
Diluted	$1.75		$1.34
Weighted Average Shares:
Basic	402		396
Diluted	406		400

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$912	15.4%	$634	12.4%
Cost of Revenues (Credits) Charges, Net (c)	(1)	0.0%	45	0.9%
Selling, General and Administrative (Credits) Charges, Net (d)	(4)	-0.1%	37	0.7%
Restructuring and Other (Income) Costs, Net (e)	(27)	-0.5%	49	1.0%
Amortization of Acquisition-related Intangible Assets	431	7.3%	405	7.9%
Adjusted Operating Income (b)	$1,311	22.1%	$1,170	22.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$709		$534
Cost of Revenues (Credits) Charges, Net (c)	(1)		45
Selling, General and Administrative (Credits) Charges, Net (d)	(4)		37
Restructuring and Other (Income) Costs, Net (e)	(27)		49
Amortization of Acquisition-related Intangible Assets	431		405
Other (Income) Expense, Net (f)	(5)		30
Benefit from Income Taxes (g)	(37)		(176)
Adjusted Net Income (b)	$1,066		$924

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.75		$1.34
Cost of Revenues Charges, Net of Tax (c)	—		0.07
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	(0.01)		0.07
Restructuring and Other (Income) Costs, Net of Tax (e)	(0.06)		0.07
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.82		0.70
Other (Income) Expense, Net of Tax (f)	(0.01)		0.05
Provision for Income Taxes (g)	0.13		0.01
Adjusted EPS (b)	$2.62		$2.31

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,220		$929
Net Cash Used in Discontinued Operations	—		1
Purchases of Property, Plant and Equipment	(173)		(112)
Proceeds from Sale of Property, Plant and Equipment	3		2
Free Cash Flow	$1,050		$820

Segment Data	Three Months Ended
	September 29,	% of	September 30,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$1,504	25.4%	$1,382	27.0%
Analytical Instruments	1,333	22.5%	1,189	23.2%
Specialty Diagnostics	894	15.1%	844	16.5%
Laboratory Products and Services	2,470	41.7%	1,933	37.8%
Eliminations	(281)	-4.7%	(232)	-4.5%
Consolidated Revenues	$5,920	100.0%	$5,116	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$495	32.9%	$452	32.7%
Analytical Instruments	294	22.0%	257	21.6%
Specialty Diagnostics	223	25.0%	218	25.9%
Laboratory Products and Services	299	12.1%	243	12.6%
Subtotal Reportable Segments	1,311	22.1%	1,170	22.9%

Cost of Revenues Credits (Charges), Net (c)	1	0.0%	(45)	-0.9%
Selling, General and Administrative Credits (Charges), Net (d)	4	0.1%	(37)	-0.7%
Restructuring and Other Income (Costs), Net (e)	27	0.5%	(49)	-1.0%
Amortization of Acquisition-related Intangible Assets	(431)	-7.3%	(405)	-7.9%
GAAP Operating Income (a)	$912	15.4%	$634	12.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 and 2017 include i) $2 and $16, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $(3) and $27, respectively, of (credits)/charges to conform the accounting policies of recently acquired businesses with the company's accounting policies. Reported results in 2017 also include $2 of accelerated depreciation on fixed assets to be abandoned due to facility consolidations.

(d) Reported results in 2018 and 2017 include i) $10 and $38, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions and ii) $11 and $8, respectively, of income associated with product liability litigation. Reported results in 2018 also include $3 of credits from changes in estimates of contingent acquisition consideration. Reported results in 2017 also include $6 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies and $1 of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $52 of credits from litigation and $1 of hurricane response costs. Reported results in 2017 include $15 of net charges for litigation and $6 of compensation due at an acquired business on the date of acquisition.

(f) Reported results in 2018 include $6 of net gains from investments and $1 of net charges for the settlement/curtailment of pension plans. Reported results in 2017 include a $29 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon and $1 of losses on investments.

(g) Reported provision for income taxes includes i) $89 and $179 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $5 and $3 in 2018 and 2017, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes and iii) in 2018, $47 of incremental tax provision to adjust the estimated initial impacts of U.S. tax reform legislation recorded in 2017.

Notes:
Consolidated depreciation expense is $132 and $112 in 2018 and 2017, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Nine Months Ended
	September 29,	% of	September 30,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$17,851		$14,871
Costs and Operating Expenses:
Cost of revenues (c)	9,536	53.4%	7,709	51.8%
Selling, general and administrative expenses (d)	3,613	20.2%	3,257	21.9%
Amortization of acquisition-related intangible assets	1,316	7.4%	1,153	7.8%
Research and development expenses	716	4.0%	654	4.4%
Restructuring and other costs, net (e)	35	0.2%	95	0.6%
	15,216	85.2%	12,868	86.5%
Operating Income	2,635	14.8%	2,003	13.5%
Interest Income	92		61
Interest Expense	(495)		(426)
Other Income (Expense), Net (f)	18		(29)
Income Before Income Taxes	2,250		1,609
(Provision for) Benefit from Income Taxes (g)	(210)		89
Income from Continuing Operations	2,040		1,698
Loss from Discontinued Operations, Net of Tax	—		(1)
Net Income	$2,040	11.4%	$1,697	11.4%

Earnings per Share from Continuing Operations:
Basic	$5.07		$4.33
Diluted	$5.03		$4.29
Earnings per Share:
Basic	$5.07		$4.32
Diluted	$5.03		$4.29
Weighted Average Shares:
Basic	402		392
Diluted	406		396

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,635	14.8%	$2,003	13.5%
Cost of Revenues Charges (c)	7	0.0%	77	0.5%
Selling, General and Administrative Charges, Net (d)	7	0.0%	75	0.5%
Restructuring and Other Costs, Net (e)	35	0.2%	95	0.6%
Amortization of Acquisition-related Intangible Assets	1,316	7.4%	1,153	7.8%
Adjusted Operating Income (b)	$4,000	22.4%	$3,403	22.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,040		$1,697
Cost of Revenues Charges (c)	7		77
Selling, General and Administrative Charges, Net (d)	7		75
Restructuring and Other Costs, Net (e)	35		95
Amortization of Acquisition-related Intangible Assets	1,316		1,153
Other Expense, Net (f)	4		30
Benefit from Income Taxes (g)	(215)		(481)
Discontinued Operations, Net of Tax	—		1
Adjusted Net Income (b)	$3,194		$2,647

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$5.03		$4.29
Cost of Revenues Charges, Net of Tax (c)	0.01		0.13
Selling, General and Administrative Charges, Net of Tax (d)	0.01		0.13
Restructuring and Other Costs, Net of Tax (e)	0.07		0.16
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.54		2.08
Other Expense, Net of Tax (f)	0.01		0.05
Provision for (Benefit from) Income Taxes (g)	0.20		(0.15)
Discontinued Operations, Net of Tax	—		—
Adjusted EPS (b)	$7.87		$6.69

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,742		$2,139
Net Cash Used in Discontinued Operations	—		2
Purchases of Property, Plant and Equipment	(474)		(293)
Proceeds from Sale of Property, Plant and Equipment	6		4
Free Cash Flow	$2,274		$1,852

Segment Data	Nine Months Ended
	September 29,	% of	September 30,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$4,572	25.6%	$4,150	27.9%
Analytical Instruments	3,901	21.9%	3,407	22.9%
Specialty Diagnostics	2,773	15.5%	2,572	17.3%
Laboratory Products and Services	7,433	41.6%	5,424	36.5%
Eliminations	(828)	-4.6%	(682)	-4.6%
Consolidated Revenues	$17,851	100.0%	$14,871	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,534	33.5%	$1,333	32.1%
Analytical Instruments	831	21.3%	681	20.0%
Specialty Diagnostics	719	25.9%	685	26.7%
Laboratory Products and Services	916	12.3%	704	13.0%
Subtotal Reportable Segments	4,000	22.4%	3,403	22.9%

Cost of Revenues Charges (c)	(7)	0.0%	(77)	-0.5%
Selling, General and Administrative Charges, Net (d)	(7)	0.0%	(75)	-0.5%
Restructuring and Other Costs, Net (e)	(35)	-0.2%	(95)	-0.6%
Amortization of Acquisition-related Intangible Assets	(1,316)	-7.4%	(1,153)	-7.8%
GAAP Operating Income (a)	$2,635	14.8%	$2,003	13.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 and 2017 include i) $10 and $47, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $(3) and $27, respectively, of (credits)/charges to conform the accounting policies of recently acquired businesses with the company's accounting policies. Reported results in 2017 also include $3 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2018 and 2017 include i) $22 and $50, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions; ii) $11 and $8, respectively, of income associated with product liability litigation and iii) $(4) and $25, respectively, of (credits)/charges from changes in estimates of contingent acquisition consideration. Reported results in 2017 also include $6 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies and $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $46 of net credits from litigation and $5 of hurricane response costs. Reported results in 2017 include $18 of net charges for litigation, $6 of compensation due at an acquired business on the date of acquisition and $2 of charges for the settlement of retirement plans.

(f) Reported results in 2018 include $2 of net gains from investments, $3 of losses on the early extinguishment of debt and $3 of net charges for the settlement/curtailment of pension plans. Reported results in 2017 include $4 of losses on the early extinguishment of debt and a $32 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon, offset in part by $6 of net gains from investments.

(g) Reported provision for income taxes includes i) $297 and $422 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $(14) and $60 of incremental tax (provision) benefit in 2018 and 2017, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes, iii) in 2018, $68 of incremental tax provision to adjust the estimated initial impacts of U.S. tax reform legislation recorded in 2017 and iv) in 2017, $1 of incremental tax provision in 2017 due to audit settlements.

Notes:
Consolidated depreciation expense is $393 and $306 in 2018 and 2017, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	September 29,	December 31,
(In millions)	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$1,098	$1,335
Accounts receivable, net	3,852	3,879
Inventories	2,982	2,971
Other current assets	1,634	1,236
Total current assets	9,566	9,421
Property, Plant and Equipment, Net	3,978	4,047
Acquisition-related Intangible Assets	15,219	16,684
Other Assets	1,173	1,227
Goodwill	25,142	25,290
Total Assets	$55,078	$56,669

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,014	$2,135
Other current liabilities	4,182	4,913
Total current liabilities	5,196	7,048
Other Long-term Liabilities	5,232	5,335
Long-term Obligations	17,760	18,873
Total Shareholders' Equity	26,890	25,413
Total Liabilities and Shareholders' Equity	$55,078	$56,669

Condensed Consolidated Statement of Cash Flows (unaudited)

	Nine Months Ended
	September 29,	September 30,
(In millions)	2018	2017

Operating Activities
Net income	$2,040	$1,697
Loss from discontinued operations	—	1
Income from continuing operations	2,040	1,698

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,709	1,459
Change in deferred income taxes	(317)	(484)
Other non-cash expenses, net	214	230
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(904)	(762)
Net cash provided by continuing operations	2,742	2,141
Net cash used in discontinued operations	—	(2)
Net cash provided by operating activities	2,742	2,139

Investing Activities
Acquisitions, net of cash acquired	(59)	(7,160)
Purchases of property, plant and equipment	(474)	(293)
Proceeds from sale of property, plant and equipment	6	4
Other investing activities, net	(5)	3
Net cash used in investing activities	(532)	(7,446)

Financing Activities
Net proceeds from issuance of debt	690	6,459
Repayment of debt	(2,048)	(2,552)
Net proceeds from issuance of commercial paper	3,378	6,030
Repayment of commercial paper	(3,842)	(5,809)
Purchases of company common stock	(250)	(750)
Dividends paid	(198)	(177)
Net proceeds from issuance of company common stock	—	1,690
Net proceeds from issuance of company common stock under employee stock plans	97	108
Other financing activities, net	(51)	(1)
Net cash (used in) provided by financing activities	(2,224)	4,998

Exchange Rate Effect on Cash	(236)	256
Decrease in Cash, Cash Equivalents and Restricted Cash	(250)	(53)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,361	811
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,111	$758

Free Cash Flow (a)	$2,274	$1,852

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.